EXHIBIT 10.1
                                                                    ------------

                            COMMERCIAL LOAN AGREEMENT


            THIS AGREEMENT made this 11th day of February, 2008 by and between CAS MEDICAL SYSTEMS, INC. (the "Debtor" or "Borrower"), being a corporation organized and existing under the laws of the State of Delaware and having its chief executive office and principal place of business at 44 East Industrial Road, Branford, Connecticut 06405 and NEWALLIANCE BANK, a Connecticut banking corporation having a place of business at 195 Church Street, New Haven, Connecticut 06510 (hereinafter referred to as "Lender" or "Bank").

                              W I T N E S S E T H:

            WHEREAS, the Borrower has requested the Bank to make a revolving loan in the principal amount of up to Ten Million Dollars ($10,000,000.00) (the "Loan"); and

            WHEREAS, the Bank has agreed, subject to the terms and conditions of this Agreement, to make the Loan.

            NOW, THEREFORE, the parties hereto hereby agree as follows:


                              SECTION 1 - THE LOAN

THE LOAN

            1.1 - Amount. Upon and subject to the terms and conditions set forth in this Agreement, the Bank agrees to lend to Borrower and Borrower agrees to borrow from the Bank, from time to time, up to the maximum sum of TEN MILLION AND 00/100 Dollars ($10,000,000.00) (the "Loan"), which sums the Borrower may borrow, repay and reborrow until the Maturity Date, as hereinafter defined.

            1.2 - Advances. Principal will be advanced and re-advanced to Borrower by the Bank ("Advances") in Bank's reasonable discretion, subject to the terms hereafter set forth, and all Advances and the Loan shall be evidenced by a Commercial Revolving Promissory Note (the "Note") in form and substance satisfactory to Bank. The Bank will not unreasonably withhold its consent to requests for Advances hereunder, provided that the conditions set forth in
Section 3 of this Agreement are satisfied. Bank's obligation to make any Advance and the amount thereof are subject to the provisions of Section 3 of this Agreement. The books and records of the Bank shall be conclusive evidence for the purpose of determining the aggregate of all Advances outstanding from time to time.

            In addition to the forgoing, (i) whenever the outstanding principal amount of the Loan exceeds $2,000,000.00, the outstanding principal amount of the Loan shall not exceed the Borrowing Base (as defined in Section 3 c hereof); and (ii) whenever the Borrower requests an Advance which, if made, would result in the outstanding principal balance of the Loan, exceeding two million dollars ($2,000,000.00), all amounts which would be outstanding pursuant hereto, if the new Advance were made (including amounts outstanding prior to the making of such new Advance) shall not exceed the Borrowing Base. Nothing herein shall be construed to require the Bank to lend up to the Borrowing Base, and nothing shall prohibit the Bank from lending in excess of the Borrowing Base.

            In the event the Borrowing Base is exceeded at any time when the principal balance of the Loan exceeds Two Million Dollars ($2,000,000.00), Borrower shall pay such excess amount on demand.

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            1.3 - Use of Loan. The Loan will be used to provide working capital for Borrower. No portion of the Loan will be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

            1.4 - Payments and Interest Rate. The Borrower shall pay interest on the outstanding unpaid principal amount of the Advances at the rate and the times set forth in the Note.

            1.5 - Payments. Upon an Event of Default the Borrower hereby authorizes the Bank, but the Bank shall not be obligated, to employ undisbursed funds under the Loan to satisfy all payments of any nature due any Loan Document (as hereinafter defined). Advances so made for interest payments or other payments hereby authorized shall be credited to and debited from the Borrower's demand deposit account at Bank.

            1.6 - Maturity Date. The Loan including all amounts due hereunder and under the Note is payable in full on MAY 1, 2009 (the "Maturity Date") unless extended in writing in Bank's sole and absolute discretion.

            1.7 - Late Charge. Without in any way affecting any other remedy that Bank may have, in the event any payment of principal and interest due hereunder is not received by Bank within fifteen (15) days after the same is due, then Borrower agrees to pay Bank a "late charge" equal to the greater of $25.00 or five percent (5.00%) of the amount of such late payment to cover the additional expenses of Bank's handling of such late payment.

            1.8 - Prepayment. The Borrower shall have the right to prepay the Loan pursuant to the provisions of the Note. All payments shall be applied first to late charges, costs and any reasonable attorney fees in connection with any action taken to collect or enforce any Loan Document (whether or not suit is commenced), then to interest and then to principal.

B.  SECURITY

            1.9 - Security for the Loan. The Loan is secured by a security interest in all assets of the Borrower (the "Collateral") as defined pursuant to a Security Agreement of even date herewith (the "Security Agreement") in form and substance satisfactory to Bank. The Collateral is subject to no prior security interest or lien except as disclosed in the Security Agreement. The term "Permitted Liens" shall have the meaning set forth in the Security Agreement.


                   SECTION 2 - REPRESENTATIONS AND WARRANTIES

            The Borrower hereby represents and warrants to the Bank (which representations and warranties will survive the delivery of the Note and the making of the Loan) that except as set forth in SCHEDULE 2 attached hereto and incorporated herein:

            2.1 - Incorporation; Good Standing. Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, (b) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is duly authorized to do business in each jurisdiction where such qualification is necessary. The Borrower has all requisite permits, authorizations and licenses, without unusual restrictions or limitations, to own, operate

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and lease its properties and to conduct the business in which it is presently engaged all of which are in full force and effect.

            2.2 - Authority. Borrower has all requisite power to execute, deliver and perform this Agreement and the Loan Documents (as hereafter defined). The execution and delivery of this Agreement and the Loan Documents, the consummation of the transactions herein and therein contemplated, and the fulfillment of or compliance with the terms and provisions hereof and of each of the Loan Documents will not violate any of its constituent documents or any provision of law or result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower other than pursuant to this Agreement, or violate the provisions of any other agreement or instrument to which the Borrower is a party. No approval, authorization, consent or other order of or registration or filing with any governmental body is required in connection with the making and performance of this Agreement, other than approvals which have been obtained.

            2.3 - Financial Condition. The financial statements of the Borrower, heretofore delivered to the Bank, were prepared in conformity with generally accepted accounting principles and practices consistently maintained throughout the periods involved. Said statements are correct and complete in all material respects and fairly present the financial condition and the results of operations of the Borrower for the periods and as of the dates thereof. The Borrower has no direct or contingent liabilities required by generally accepted accounting principles to be disclosed on such financial statements that are not disclosed thereon excepting therefrom such liabilities as have been incurred in the ordinary course of business since the date of said statement.

             Since the date of the latest dated balance sheets included in said financial statements there has occurred no materially adverse change in the financial condition or business of the Borrower as shown on or reflected in the consolidated balance sheet of the Borrower, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower.

            2.4 - Solvency. The Borrower, on a consolidated and consolidating basis, both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (a) is solvent; (b) has assets having a fair value in excess of the amount required to pay its liabilities on existing debts as such debts become due and payable, and (c) has, and expects to continue to have, access to adequate capital for the conduct of their business and the ability to pay its debts from time to time incurred in connection with the operation of its business as such debts mature. No petition for bankruptcy, whether voluntary or (to the best of the Borrower's knowledge) involuntary, or assignment for the benefit of creditors, or any other action involving debtor's and creditor's rights has been filed under the laws of the United States of America or any state thereof, or threatened, by or against the Borrower.

            2.5 - Information Complete. Subject to any limitations stated in writing therein or in connection therewith, to the knowledge of Borrower all information furnished or to be furnished by the Borrower to Bank is, or will be at the time the same is furnished, accurate and complete in all material respects necessary in order to make the information furnished, in the light of the circumstances under which such information is furnished, not misleading.

            2.6 - Statutory Compliance. Borrower is in compliance in all material respects with all laws, ordinances, rules or regulations applicable to it, of all federal, state or local governments or any instrumentality or agency thereof, including, without limitation, the Employee Retirement Income Security

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Act of 1974, the United States Occupational Safety and Health Act of 1970 and
all federal, state and municipal laws, ordinances, rules and regulations relating to the environment, as such may be amended.

            The Borrower (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, provided that certain state tax returns and the taxes due thereunder, are outstanding, but Borrower represents and warrants that the same will not have a material adverse impact its financial affairs, assets, and/or operations or affect its ability to repay the Loan , and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

            2.7 - Litigation. To the best of Borrower's knowledge there are no outstanding judgments, decrees or orders against the Borrower and there are no material claims, litigation or proceedings, pending or threatened against Borrower, that if adversely determined, might, either in any case or in the aggregate , materially adversely affect the properties, assets, financial condition or business of the Borrower or materially impair the right of the Borrower, considered as a whole, to carry on business substantially as now conducted or result in any substantial liability not adequately covered by insurance or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower, or which question the validity of this Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

            2.8 - No Materially Adverse Contracts, etc. Borrower is not subject to any legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower. Borrower is not a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Borrower.

            2.9 - Events of Default. No Event of Default specified in Section 6 hereof, and to Borrower's knowledge no event which pursuant to the provisions of
Section 6 with the lapse of time and/or notice specified therein would become such an Event of Default, has occurred and/or is continuing. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which Borrower is a party, except for minor defaults which neither individually nor in the aggregate have a materially adverse affect on the Borrower.

            2.10 - Validity. The execution and delivery of this Agreement and the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditor's rights and (ii) general principles of equity that restrict the availability of equitable remedies..

            2.11 - Title to Collateral. Borrower owns all of the assets reflected in its balance sheet delivered to Bank or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except for the Permitted Liens.

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            2.12 - Disclosure. Neither this Agreement nor any of the other Loan
Documents contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrower which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets, financial condition or prospects of the Borrower.

            2.13 - Business Name. The Borrower conducts its business solely in its own name without the use of any other trade name or the intervention of or through any other entity of any kind. Borrower will not change its name or state of incorporation without giving the Bank at least thirty (30) days prior notice thereof.

            2.14- Premises, Etc. To Borrower's knowledge, the Borrower's premises, the uses made thereof and Borrower's business comply in all material respects with all applicable restrictive covenants, zoning ordinances and building codes, all applicable health and environmental laws and regulations, and all other applicable laws, rules and regulations; (b) all permits, licenses and approvals necessary to operate the Borrower's business have been issued and are presently in effect; (c) no notice has been received from any federal, state or municipal regulatory authority or agency in connection with any claimed violation of any of the aforesaid.


                        SECTION 3 - CONDITIONS PRECEDENT

            3.1 - Advances. The obligation of the Bank to make any Advance under the Loan is subject to the following conditions precedent:

            (a) Borrower shall have complied with terms and conditions of commitment letter dated November 26, 2007 (as may be amended) and all legal matters incident to the transactions thereby and hereby contemplated shall be satisfactory to Bank and counsel for the Bank.

            (b) Advances will be made in the minimum amount of $10,000.00, unless Bank otherwise agrees.

            (c) Whenever the Borrower requests an Advance which, if made, would result in the principal balance outstanding pursuant to this Agreement, exceeding or equal to two million dollars ($2,000,000.00), the following requirements are to be satisfied as to all amounts which would be outstanding hereunder if the new Advance were made (including amounts outstanding prior to the making of such new Advance):

                                    i. The maximum principal amount which is outstanding pursuant hereto shall not exceed the lesser of (the lesser of a or b herein called the "Borrowing Base"):

                                    a. The sum of:

                                                (1) Seventy-Five Percent
                                                (75.00%) of the Borrower's
                                                Eligible Receivables; AND

                                                (2) the lesser of two million
                                                five hundred dollars
                                                ($2,500,000.00) or Thirty
                                                Percent (30.00%) of the
                                                Borrower's Eligible Inventory;

                                                OR

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                                    b. Ten Million Dollars ($10,000,000.00).

                        As used herein, "Eligible Inventory" means that Inventory (as defined in the Uniform Commercial Code as in effect in Connecticut as amended from time to time) (valued at the lesser of cost to the Borrower or market value) which continually meets the following requirements: a) it is in first-class condition and is saleable through normal trade channels; b) it is new and unused; c) it is owned by the Borrower and is not subject to any lien or security interest whatsoever other than that of the Bank; d) it is not in the Borrower's possession based upon consignment, guaranteed sale, or other terms by reason of which the payment may be conditional; e) it at all times strictly complies with all of Borrower's warranties and representations to the Bank; f) it is not obsolete or unmerchantable, in Bank's reasonable discretion; g) it meets all standards imposed by any governmental agency or authority; h) it is at all times subject to Bank's duly perfected, first priority security interest; i) it is in Borrower's possession and control situated at a location in compliance with this Agreement; j) it is not in the hands of any third party, including a warehouseman, finisher, consignee, etc., k) it is not subject to any license or other agreement that limits, conditions, or restricts Borrower's or Bank's right to sell or otherwise dispose of such Inventory; and l) it is not of any class, type or category which the Bank, acting in the Bank's reasonable discretion, shall have notified the Borrower, is not deemed to constitute Inventory eligible for the purposes of this Agreement. Eligible Inventory may include work-in-process, raw materials and finished goods Inventory.

                        As used herein, "Eligible Receivables" means the net amount of those accounts (as defined in the Uniform Commercial Code as in effect in Connecticut as amended from time to time) which continually meet the following requirements: a) the account is due and payable not more than ninety (90) days from the date of the invoice evidencing the account and is not past due; b) the account arose from the performance of services by the Borrower which have been fully and satisfactorily performed or from the absolute sale of goods by the Borrower in which the Borrower had the sole and complete ownership and the goods have been shipped or delivered to the account debtor evidencing which the Borrower or the Bank has the possession of shipping and delivery receipts; c) the account is not subject to any prior or subsequent assignment, claim, lien or security interest other than that of the Bank; d) the account is not subject to setoff, counterclaim, defense, allowance or adjustment other than discounts for prompt payment shown on the invoice, or to dispute, objection or complaint by the account debtor concerning his liability on the account, and the goods, the sale of which gave rise to the account, have not been returned, rejected, lost or damaged; e) the account arose in the ordinary course of Borrower's business; f) no petition or other application for relief under the Bankruptcy Code or other insolvency law has been filed with respect to the customer or account debtor; and the customer or account debtor has not made an assignment for the benefit of creditors, become insolvent, or suspended or terminated business; and the account debtor is generally paying its debts as they become due; g) the account debtor is not the United States of America or any department agency or instrumentality thereof, unless Borrower assigns its right to payment of such account to Bank pursuant to and complies with the Assignment of Claims Act of 1940 as amended (31 U.S.C. Sub-section 203 et seq.); h) the account debtor on the account is not a subsidiary of, related to, or affiliated with Borrower; i) any covenant, representation or warranty contained in this Agreement with respect to such account has not been breached; j) the account debtor is not also Borrower's creditor or supplier; k. the sale is to an account debtor within the United States unless the account is covered by receivable credit insurance or a letter of credit which has been assigned to

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                        Bank, all in form and substance satisfactory to Bank, or
                        unless the Bank otherwise agrees; k) the sale to the account debtor is not on a bill-and-hold, sale on approval, consignment or another repurchase or return basis, and is not evidenced by chattel paper, unless
                        Bank has been advised of such goods and consented to the account arising therefrom being an Eligible Receivable; and l) the Bank, has not notified the Borrower that, in the Bank's reasonable discretion, the account or account debtor is not acceptable to the Bank.

                        As used in this Agreement, the term "Affiliate" shall mean any person, corporation or entity which directly or indirectly controls, or is controlled by, or is under common control with the Borrower. As used herein "control" shall mean the possession, directly or indirectly, of the power to direct the management or policies of any person, corporation or entity and shall include the holder of 50% or more of any stock or other interest in any person, corporation or entity, whether such holding is direct or indirect.

            (d) Whenever the outstanding principal amount of the Loan exceeds $2,000,000.00, the outstanding principal amount of the Loan shall not exceed the Borrowing Base. Nothing herein shall be construed to require the Bank to lend up to the Borrowing Base, and nothing shall prohibit the Bank from lending in excess of the Borrowing Base.

            (e) The Borrower shall have delivered and/or executed the various agreements and documents described under the heading "Loan Document" in Exhibit 1 hereto (collectively the "Loan Documents"). The term "Loan Documents" shall include such other agreements as are executed and/or delivered by Borrower on this date or in the future and any modification, supplementation or amendment thereof from time to time. All Loan Documents shall be in form and substance reasonably satisfactory to Bank.

            (f) As to the initial Advance, the Bank shall have received from counsel for the Borrower, a written opinion, in form and content reasonably satisfactory to the Bank and its counsel.

            (g) There shall not have occurred in the reasonable commercial opinion of the Bank any material adverse change in Borrower's business operation or financial condition.

            (h) No "Event of Default" as defined in Section 6 of this Agreement shall have occurred and is continuing and no event which pursuant to the provisions of Section 6 with the lapse of time and/or notice would become an Event of Default shall be in existence at the time such Advance is requested or to be made.

            (i) The representations and warranties contained in this Agreement shall be true and correct in all material respects at the time such Advance is requested or to be made . A request for an Advance shall be deemed to be a reaffirmation by Borrower that all representations and warranties and covenants contained herein continue to be true and correct in all material respects and that no event has occurred pursuant to Section 3.1(h).

            (j) The Bank is authorized to make cash Advances by crediting the Borrower's demand deposit account with the Bank, after receiving a written request for an Advance from any one of the employees of the Borrower set forth on Exhibit 2 attached hereto ("Authorized Persons") which request shall be in form and substance satisfactory to the Bank. A facsimile transmission of such request shall be acceptable. In connection with any such request, Borrower agrees to provide the Bank with such financial, credit and operational information that the Bank may, in its reasonable discretion, require. The Bank shall be

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                        entitled, without any independent investigation to act
                        on the instructions of anyone identifying himself as an Authorized Person and the Borrower shall be conclusively bound thereby in the same manner as if the person was actually an Authorized Person. The Borrower agrees to notify the Bank in writing if any of the individuals identified as an Authorized Person ceases to have that authority and until receipt by the Bank of such written notice, the Bank shall be entitled to act on the authority of anyone identifying himself as an Authorized Person. The Borrower agrees to indemnify and hold the Bank harmless from any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorney's fees) which may arise or be created by the acceptance of instructions from anyone identifying himself as an Authorized Person.

            (k) Advance requests received by 1:00 P.M. will be processed on the day received. Thereafter, Advance requests will be processed the following business day, unless the Bank otherwise agrees.

            (l)         No Advance shall be made on or after the Maturity Date.

                        SECTION 4 - AFFIRMATIVE COVENANTS

            The Borrower covenants and agrees that, except as set forth in
SCHEDULE 4 attached hereto and made a part hereof, from the date hereof until payment and performance in full is made hereunder, under the Note and the Loan Documents, and any right of Borrower to obtain or obligation of Bank to make Advances hereunder terminates, and unless the Bank otherwise consents in writing, the Borrower will perform and observe the following:

            4.1 - Records and Accounts. The Borrower will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves.

            4.2 - Borrowing Base Certificate. The Borrower will deliver to Bank, upon Bank's request from time to time, when the amount outstanding hereunder is, or may be, with the making of a requested Advance, two million dollars or more, and also, on the first day of each month, regardless of the amount outstanding and without Bank's request, a completed Borrowing Base Certificate and Report in form attached hereto as Schedule 4.2.

            4.3 - Financial Statements. The Borrower shall furnish to Bank:

            (a) within ninety days following each fiscal year end of Borrower, annual audited financial statements and tax returns of Borrower, both prepared by an independent certified public accountant satisfactory to the Bank and in such detail as the Bank may reasonably require;

            (b) within forty-five days following the end of each fiscal quarter of Borrower, its interim financial statements in such form and detail as the Bank may reasonably require;

            (c) Borrower's accounts receivable aging in form and detail reasonably satisfactory to Bank, on the first day of each month whenever the principal balance outstanding hereunder is greater than or equal to two million dollars and also at the time of each request for an Advance, when the amount outstanding, if such Advance is made, will exceed two million dollars;

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                        (d) Borrower shall, upon the Bank's written demand,
deliver to the Bank such other information about the financial condition or operations of the Borrower or the as Bank may, from time to time, reasonably request.

            4.4 Primary Operating Account. Borrower shall maintain its primary operating account at the Bank.

            4.5 Debt Service Coverage Ratio. Borrower shall maintain a minimum Debt Service Coverage Ratio of 1.5 to 1.0, at Borrower's fiscal year end December 31, 2007 and each fiscal year end thereafter. Debt Service Coverage Ratio is defined as: (Earnings Before Interest Expense, Taxes, Depreciation and Amortization Expense) divided by (Current Maturities of Long Term Debt plus Interest Expense) all as determined in accordance with generally accepted accounting principles.

            4.6 Debt Tangible Net Worth Ratio. Debtor shall maintain a maximum Debt Tangible Net Worth Ratio of 2.5 to 1.0 at Borrower's fiscal year end December 31, 2007 and each fiscal year end thereafter. Debt Tangible Net Worth Ratio is defined as: Total Liabilities divided by (Net Worth - Intangible Assets), all as determined in accordance with generally accepted accounting principles.

            4.7 - Generally Accepted Accounting Principles. All financial covenants and financial statements shall be determined on a consolidated basis in accordance with generally accepted accounting principles. All accounting principles observed or applied in any accounting period must be comparable in all material respects to those applied in the preceding period except as to any changes consented to by the Bank in writing.

            4.8 - Insurance. Borrower will (a) keep all Collateral insured in accordance with the terms of the Security Agreement (b) keep any real property insured against fire and other hazards including vandalism and malicious mischief (so called "All Risk" coverage) in amounts and with companies satisfactory to the Bank to the same extent and covering such risks as is customary in the same or a similar business; (b) maintain public liability coverage, broad form endorsement, to a limit of at least $1,000,000.00 against claims for personal injury or death, and (c) maintain all worker's compensation, employment or similar insurance as may be required by applicable law. Such All Risk property insurance coverage shall provide for a minimum of thirty (30) days' written cancellation notice to the Bank. Borrower agrees to deliver certified copies of all of the aforesaid insurance policies to the Bank at Bank's option and request. In the event of any material loss or damage to any Collateral, Borrower shall give immediate written notice to the Bank and to its insurers of such loss or damage and shall promptly file its proofs of loss with said insurers. If Borrower fails to maintain adequate insurance as aforesaid, Bank may, at its option, obtain policies it deems necessary and Borrower agrees that the cost thereof may be added to the principal indebtedness arising hereunder.

            4.9 - Tax and Other Liens. Borrower will comply with all statutes and government regulations and pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against them or their property which, if unpaid, might become a lien or charge against the Borrower or its property, except liabilities being contested in good faith with the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed, and against which, if requested by the Bank, the Borrower shall set up reserves in amount and in form reasonably satisfactory to the Bank and provided further that the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

            4.10 - Place of Business. Borrower's principal place of business and chief executive office is the address shown above, and Debtor shall not change its principal place of business and chief executive office from that address set forth in the beginning of this Agreement, without giving the Bank at least thirty (30) days prior written notice of the new address for same, provided that such new location shall be in the United States of America. All business records of the Borrower, including those pertaining to all accounts and contract rights, shall be kept at the above address of Borrower, unless prior written consent of Bank is obtained to a change of location.

            4.11 - Existence; Maintenance of Properties The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence. It (a) will cause all of its properties used in the conduct of its business or the business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment,
(b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will continue to engage primarily in the businesses now conducted and in related businesses.

            4.12 - Litigation. Borrower will promptly advise the Bank of the commencement of or threat of litigation or arbitration proceedings which exceeds $15,000.00, unless the same is covered by insurance, and will promptly advise Bank of any litigation or arbitration of any nature or of any proceedings before any governmental agency (regardless of the insurance coverage), which might have an material adverse effect upon the condition (financial, operating or otherwise) of the Borrower.

            4.13 - Maintenance of Existence. Borrower has not, within the last five (5) years, changed its name or been a party to any merger or consolidation. Borrower will continue to conduct its businesses substantially as presently conducted and comply with all valid and applicable statutes, rules and regulations, and maintain its properties in good repair, working order and operating condition. The Borrower shall immediately notify the Bank of any unusual event causing material loss or unusual devaluation in the value of its assets and the amount of same.

            4.14 - Performance. Borrower will comply with all terms and conditions of this Agreement and the Loan Documents.

            4.15 - Conflict. The execution and delivery of the Notes and all other Loan Documents in connection with the Loan will not violate, conflict with, constitute a default under or result in a breach of any indenture, agreement or other instrument to which the Borrower is a part or by which it is bound.

            4.16 - Further Assurances. The Borrower will, at Bank's request, cooperate with the Bank and execute such further instruments and documents as the Bank shall reasonably request to carry out to its reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Document or as may be deemed necessary by Bank in order to protect or preserve its rights.

            4.17 - Operating Accounts. The Borrower will maintain its primary operating account with Bank into which all Advances will be deposited and from which Bank is hereby authorized to debit all payments required under the Loan and Loan Documents.

                         SECTION 5 - NEGATIVE COVENANTS

The Borrower covenants and agrees that except as set forth in SCHEDULE 5 attached hereto and made a part hereof, and until payment and performance in full is made hereunder, under the Note and the Loan

Documents, and any right of Borrower to obtain or obligation of Bank to make Advances hereunder terminates, and unless the Bank otherwise consents in writing, the Borrower shall not:

            5.1 - Consolidation or Merger. Merge into or consolidate with or into any entity; and, for the purposes of this clause 5.1, the acquisition by the Borrower of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities, of any such entity or other entity shall be deemed to be a consolidation of such entity with the Borrower.

            5.2 - Change Name or Location. Change the name under which Borrower does business without giving the Bank thirty (30) days prior written notice in which it sets forth its new name and the date on which the new name shall first be used, or conduct business under any trade name or style other than as herein above set forth or as permitted by the Security Agreement or change its chief executive offices, places of business or the present locations of its business assets or records relating thereto, from those addresses herein above set forth, without giving the Bank at least thirty (30) days prior written notice of the new location (and address) of same, and provided that such new location shall be in the United States of America..

            5.3 - Manner of Business. Make a material change in the manner in which the business of the Borrower is conducted without Bank's prior written consent.

            5.4 - Compliance with Environmental Laws. (a) Use any of its real estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of real estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of its real estate, (d) conduct any activity at any real estate or use any real estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the real estate or (e) otherwise conduct any activity at any real estate or use any real estate, in each case in any manner that would violate any Environmental Law or bring such real estate in violation of any Environmental Law.

            (a) "Environmental Law" shall mean any judgment decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

            (b) "Hazardous Substance" shall mean any hazardous waste, as defined by 42 U.S.C. ss.6903(5), any hazardous substances as defined by 42 U.S.C. ss.9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss.9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Law.

                              SECTION 6 - DEFAULTS

            Each of the following shall constitute an Event of Default under the Loan Documents:

(i) The failure by the Debtor to comply with the terms of this Agreement or any existing or future note, mortgage, guaranty, loan agreement or other agreement or document from Debtor in favor of Bank; provided that Debtor shall have a period of 15 days following notice from Bank to cure any such failure to comply other than a payment failure, before the same shall constitute an Event of Default hereunder (Cure Right), provided that such Cure Right shall not be applicable to any of the other Events of Default set forth in (ii)-(xii) of this paragraph; or (ii) the failure to pay interest or principal or any other sum when due pursuant to the Note or hereunder; or (iii) the failure to pay taxes including sales or excise taxes, or municipal assessments before the same become delinquent except as otherwise permitted herein or in the Security Agreement or
(iv) failure to keep in force any insurance required herein; or (v) default under any obligation in excess of $250,000 that Borrower has to pay anyone else or (vi) Borrower shall cease to legally exist; or (vii) the dissolution of the Borrower or the filing by or against the Borrower of any petition, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of Borrower as bankrupt, or the making of an assignment for the benefit of creditors, or the appointment of a receiver for any part of any of Borrower's properties; or (viii) any material change in the structure of Borrower's business operations which in the reasonable judgment of the Bank materially and adversely affects the ability of the Borrower to pay or perform under any of the Loan Documents or otherwise impairs any security of the Bank; or (ix) any merger or consolidation of Borrower with or into another entity or any spinoff or reorganization of the Borrower; or (x) the occurrence of a default or an Event of Default (as defined therein and beyond the expiration of any applicable cure or grace period) under, or demand for payment of the Security Agreement, the Note or any other existing or future agreement from Borrower in favor of Bank; or (xi) there is a material adverse change in the condition or affairs (financial or otherwise) of Borrower, or a material adverse change (financial or otherwise) in the collateral which secures the obligations of Borrower under this Agreement or the Note, and such change causes the Bank, in good faith, to deem itself insecure with respect to the repayment and performance of this Agreement or the Note; or (xii) any representation or warranty made by the Borrower herein, in any of the Loan Documents, or in any existing or future agreement from Borrower in favor of Bank shall be incorrect or untrue in any material respect as of the date when made, or any statement, certificate or data furnished by the Borrower in connection with the Loan or any said existing or future agreement shall be incorrect or untrue in any material respect as of the date thereof or as of the date specified therein, as the case may be.

            Upon the occurrence of any such Event of Default, Bank may, at its option, declare all indebtedness from the Borrower to Bank to be immediately due and payable without the necessity of presentment, demand or notice of any kind, all of which are expressly waived and Bank shall be entitled to all of the rights and remedies set forth in this or any other Loan Documents, or otherwise provided by law, which remedies shall be cumulative and not exclusive.


                            SECTION 7 - MISCELLANEOUS

            7.1 - Maximum Interest Rate. All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law of the State of Connecticut in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of the Note to contract in strict compliance with the law of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provisions hereof or of any of the Loan Documents at the time when performance of such provision shall be due, shall involve transcending the limit of that prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

            7.2 - Waivers.

            (a) Borrower waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect both to liabilities and the Collateral securing the Loan, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of the collateral, to the addition or release of any party primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall not be deemed to have waived any of its rights upon or under any document or agreement relating to the liabilities of the Borrower unless such waiver shall be in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. The Bank may revoke, but not retroactively any permission or waiver previously granted, and such revocation shall be effective whether given orally or in writing. All rights and remedies of the Bank with respect to the liabilities of the Borrower, whether evidenced hereby or by any other instrument or document, shall be cumulative and may be exercised singularly or concurrently.

            (b) BORROWER IRREVOCABLY WAIVES AND WILL WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREINAFTER INSTITUTED BY OR AGAINST THE BORROWER IN RESPECT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS. THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL.

            (c) BORROWER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION, AND HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH BANK OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE AND FURTHER WAIVES THE POSTING OF ANY BOND IN CONNECTION WITH ANY PREJUDGMENT REMEDY SOUGHT. THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL.

            7.3 - Notices. Except as may otherwise be set forth herein, all notices, requests or demands to or upon a party to this Agreement shall be in writing, addressed to the parties at the addresses on Page 1 of this Agreement (or such other address as may have been furnished in writing) and sent by United States certified mail, return receipt requested, or may be given by a nationally recognized receipted delivery or reputable overnight courier service. No other method of giving any notice, request or demand is hereby precluded provided such shall not be deemed given until such notice is actually received at the address of the addressee.

            7.4 - Expenses. The Borrower will pay all reasonable expenses arising out of the, administration, protection of any collateral for the Loan, collection and/or other enforcement of this Agreement or of any Loan Documents (including without limitation, reasonable counsels' fees whether or not suit is instituted). In addition, Borrower will pay all reasonable costs incurred by Bank in the preparation of the Loan Documents and closing of the Loan. The covenants contained in this Section shall survive payment or satisfaction in full of the Loan.

            7.5 - Indemnification. The Borrower agrees to indemnify and hold harmless the Bank and its affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of the Loan, ( b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, (c) the Borrower entering into or performing this Agreement or any of the other Loan Documents or (d) with respect to the Borrower and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Bank and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section shall survive payment or satisfaction in full of the Loan.

            7.6 - Connecticut Law. This Agreement and the rights and obligations of the parties hereunder and under the Note and all Loan Documents shall be construed and interpreted in accordance with the laws of Connecticut. Borrower agrees that the Courts of the State of Connecticut and/or the Federal District Court for the State of Connecticut shall have jurisdiction over any dispute arising out of the Note, this Agreement or the Loan Documents. Borrower consents to any such forum Bank may choose.

            7.7 - Survival of Representations. All representations, warranties, covenants and agreements herein contained or made in writing in connection with this Agreement shall survive the execution and delivery of the Note, shall continue in full force and effect until all amounts payable on account of the Note and this Agreement and the Loan Documents shall have been paid in full, this Agreement and the Loan Documents have been fully performed and any right of Borrower to obtain or obligation of Bank to make Advances hereunder has terminated. This Agreement and every representation, warranty, covenant, promise and other term herein contained shall survive until the Note and this Agreement and the other Loan Documents have been paid and performed in full and any right of Borrower to obtain or obligation of Bank to make Advances hereunder has terminated terminates.

            7.8 - Modifications. No modification or amendment hereof shall be effective unless same shall be in writing and signed by the parties hereto.

            7.9 - Remedies. In case any one or more of the Events of Default shall have occurred, and whether or not the Bank shall have accelerated the maturity of the Loan, the Bank, if owed any amount with respect to the Loan, may, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which any obligations to the Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank. No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. To the extent any of the Loan Documents afford Bank any additional, different or greater rights than are provided to Bank in this Agreement or impose additional, different or greater obligations on Borrower, then Bank shall have the benefit of such rights in addition to its rights hereunder and Borrower shall be bound by such obligations in addition to the obligations of Borrower hereunder.

            7.10 - Invalidity. If any provision of this Agreement is invalid or unenforceable under applicable law, such provision is and will be totally ineffective to that extent, but the remaining provisions shall be unaffected.

            7.11 - Captions. The captions for the paragraphs contained in this Agreement have been inserted for convenience only, and form no part of this Agreement, and shall not be deemed to affect the meaning or construction of any of the covenants, agreements, conditions or terms hereof.

            7.12 - Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Bank and their respective heirs, successors and assigns.

            7.13 - Rules of Interpretation. This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Bank and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Bank merely on account of the Bank's involvement in the preparation of such documents.

            7.14 - Joint and Several Obligations. The obligations and undertakings of each Borrower (if more than one) to Bank hereunder and under all Loan Document shall be joint and several.

            7.15 - Non-Public Information. The Bank agrees to use commercially reasonable efforts to keep non-public information provided by Borrower confidential, provided that such information may be disclosed to the Bank's attorneys, auditors, potential investors, participants and purchasers, and to Bank's subsidiaries, affiliates, and parent and to governmental and regulatory authorities and agencies, and to the extent required by law, and in the ordinary course of Bank's business.

            7.16 - Amendment and Restatement. This Agreement and the Note amend and restate, in its entirety, Commercial Line of Credit Note and Loan Agreement from Borrower to Bank dated October 27, 2006. Borrower acknowledges and agrees that the principal balance of the Loan outstanding as of the date of this Agreement is $2,012,303.85 and accrued interest thereon as of the date of this Agreement is $3,134.77, and that Borrower has no defenses, offsets, or counterclaims with respect thereto.

            IN WITNESS WHEREOF, the parties hereto have caused this Commercial Loan Agreement to be duly executed as of the day and year first above written.

Signed and Delivered
in the Presence of:

                                               NEWALLIANCE BANK
/s/ Judy K. Weinstein
------------------------
                                               By: /s/ Joy E. Rogers
                                                   ---------------------------
                                                   Joy E. Rogers
/s/ Mychal S. Boyd                                 Its Vice President
------------------------


                                               CAS MEDICAL SYSTEMS, INC.
/s/ Judy K. Weinstein
------------------------
                                               By: /s/ Jeffery Baird
                                                   ----------------------------
/s/ Mychal S. Boyd                                 Jeffery Baird
------------------                                 Its Chief Financial Officer


STATE OF CONNECTICUT)
                      ) ss: New Haven,                      February 11, 2008
COUNTY OF NEW HAVEN)

            Personally appeared Joy E. Rogers, Vice President of NewAlliance Bank, a Connecticut bank, signer and sealer of the foregoing instrument and acknowledged the same to be her free act and deed as such officer and the free act and deed of said Bank, before me.


                                                   /s/ Judy K. Weinstein
                                                   --------------------------
                                                   Judy K. Weinstein
                                                   Commissioner of the Superior
                                                   Court

STATE OF CONNECTICUT)
                      ) ss: New Haven,                      February 11, 2008
COUNTY OF NEW HAVEN)

            Personally appeared Jeffery Baird, Chief Financial Officer of CAS MEDICAL SYSTEMS, INC., a Delaware corporation, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed as such officer and the free act and deed of said corporation, before me.


                                                   /s/ Mychal S. Boyd
                                                   --------------------------
                                                   Mychal S. Boyd
                                                   Commissioner of the Superior
                                                   Court